United States Securities and Exchange Commission
                         Washington, DC 20549

                             SCHEDULE 13G/A

              Under the Securities Exchange Act of 1934
                        (Amendment No. 2)

                  Kurchatov Research Holdings, Ltd.
                          (Name of Issuer)

                  Aberdeen Acquisition Corporation
                        (Former Name of Issuer)

                             Common Stock
                    (Title of Class of Securities)

                              003008 109
                            (CUSIP Number)

                           January 14, 2000
       (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     /    /    Rule 13d-1(b)
     / x  /    Rule 13d-1(c)
     /    /    Rule 13d-1(d)

1.        Names of Reporting Persons:           Pierce Mill Associates, Inc.
                                                Cassidy & Associates
                                                James M. Cassidy
                                                TPG Capital Corporation

James M. Cassidy is the sole shareholder and director of Pierce Mill Associates, Inc., is the sole proprietor of Cassidy & Associates, and is the controlling shareholder and sole director of TPG Capital Corporation.

2.        Check the appropriate box if a member of a group:
                                                              (a)   /x/
                                                              (b)

3.        SEC use only


4.   Citizenship or place of organization

          Pierce Mill Associates, Inc.       Delaware corporation
          Cassidy & Associates               District of Columbia
                                             sole proprietorship
          James M. Cassidy                   Natural person, citizen of
                                             the United States
          TPG Capital Corporation            Delaware corporation

5 -8.                      Sole           Shared    Sole           Shared
                           Voting         Voting    Dispositive    Dispositive
                           Power          Power     Power          Power

Pierce Mill
   Associates, Inc.              0                         0
Cassidy & Associates             0                         0
TPG Capital Corporation    400,000                   400,000
James M. Cassidy           400,000                   400,000


9&11. Aggregate amount beneficially owned by each reporting person and percent of class.

                                  Aggregate amount
                                  Beneficially        Percent
                                  Owned               of Class

Pierce Mill Associates, Inc.              0               0%   (1)
Cassidy & Associates                      0               0%   (1)
TPG Capital Corporatoin                   0               0%   (1)
James M. Cassidy                    400,000               1.8%

(1) James M. Cassidy is the sole shareholder and director of Pierce Mill Associates, Inc., is the sole proprietor of Cassidy & Associates, and is the controlling shareholder and sole director of TPG Capital Corporation and is therefore deemed to be the beneficial owner of the common stock held by each of these entities.

10. Check box if aggregate amount in #9 excludes certain shares. Not applicable.

12.       Type of reporting Person

              Pierce Mill Associates, Inc.       CO
              Cassidy & Associates               OO (Sole proprietorship)
              James M. Cassidy                   IN
              TPG Capital Corporation            CO



                  Schedule 13G                   Part 2, page 1


Item 1(a)      Name of Issuer:           Kurchatov Research Holdings, Ltd.
                                  formerly Aberdeen Acquisition Corporation

     (b)       Address of Issuer's Principal Executive Offices:

                                          Wiesbadener St. 17
                                          D-12309, Berlin, Germany

Item 2(a)      Name of Person Filing:        James M. Cassidy

     (b)       Address of Principal Business or, if none, Residence:
                                             1506 R Street, NW
                                             Washington DC 20009

     (c)       Citizenship:                  United States

     (d)       Title of Class of Securities: Common Stock

     (e)       CUSIP Number:                 003008 109

Item 3.        If statement is filed pursuant to Rule 13d-1(b) or 13d-2(b)
                                             Not applicable

Item 4.        Ownership

     (a)       Amount beneficially owned:    400,000 shares
     (b)       Percent of Class:             1.8%
     (c)       Number of Shares as to which such person has:

        (i) sole power to vote or to direct the vote:              400,000
        (ii) shares power to vote or to direct the vote                  0
        (iii) sole power to dispose or to direct the
                    disposition of                                 400,000
        (iv) shared power to dispose or to direct the
               disposition of                                            0

Item 5. Ownership of Five Percent or Less of a Class               X

Item 6. Ownership of More than Five Percent on Behalf
            of Another Person:                                Not applicable

Item 7. Identification and Classification of the Subsidiary
        Which Acquired the Security being Reported on
        By the Parent                                         Not applicable

Item 8. Identification and Classification of Members
            of the Group

        The group consists of James M. Cassidy, a natural person, Pierce Mill Associates, Inc., a Delaware corporation of which the sole shareholder and director is James M. Cassidy, TPG Capital Corporation, a Delaware corporation of which the controlling shareholder and sole director is James M.
        Cassidy and Cassidy & Associates, a District of Columbia law firm of which James M. Cassidy is the sole proprietor.

Item 9. Notice of Dissolution of Group:                       Not applicable

Item 10.  Certification:

        By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                   /s/ James M. Cassidy

January 18, 2000

                             Schedule 13G                   Part 2, page 3


Item 1(a)      Name of Issuer:             Kurchatov Research Holdings, Ltd.
                                   formerly Aberdeen Acquisition Corporation

     (b)       Address of Issuer's Principal Executive Offices:

                                             Wiesbadener St. 17
                                             D-12309 Berlin, Germany

Item 2(a)      Name of Person Filing:      Pierce Mill Associates, Inc.

     (b)       Address of Principal Business or, if none, Residence:
                                           1504 R Street, NW
                                           Washington DC 20009

     (c)       Citizenship:                Delaware corporation

     (d)       Title of Class of Securities:  Common Stock

     (e)       CUSIP Number:                003008 109

Item 3.        If statement is filed pursuant to Rule 13d-1(b) or 13d-2(b)
                                            Not applicable

Item 4.        Ownership

     (a)       Amount beneficially owned:                     0 shares (1)
     (b)       Percent of Class:                              0%

     (c)       Number of Shares as to which such person has:

         (i)  sole power to vote or to direct the vote          0
        (ii)  shared power to vote or to direct the vote        0
        (iii) sole power to dispose or to direct the
                disposition of                                  0
        (iv) shared power to dispose or to direct the
               disposition of                                   0

(1) James M. Cassidy is the sole shareholder and director of Pierce Mill Associates, Inc. and is therefore deemed to be the beneficial owner of shares of common stock held by it.

Item 5.    Ownership of Five Percent or Less of a Class       X

Item 6.    Ownership of More than Five Percent
           on Behalf of Another Person:                       Not applicable

Item 7.    Identification and Classification of the Subsidiary
           Which Acquired the Security being Reported on
           By the Parent                                      Not applicable

Item 8. Identification and Classification of Members of the Group

        The group consists of James M. Cassidy, a natural person, Pierce Mill Associates, Inc., a Delaware corporation of which the sole shareholder and director is James M. Cassidy, TPG Capital Corporation, a Delaware coproration of which the controlling shareholder and sole director is James M. Cassidy and Cassidy & Associates, a District of Columbia law firm of which James M. Cassidy is the sole proprietor.

Item 9.    Notice of Dissolution of Group:                   Not applicable

Item 10.   Certification:

        By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                   PIERCE MILL ASSOCIATES, INC.

                                   By /s/  James M. Cassidy, Director

January 18, 2000

                             Schedule 13G                   Part 2, page 5


Item 1(a)      Name of Issuer:          Kurchatov Research Holdings, Ltd.
                                   formerly Aberdeen Acquisition Corporation

     (b)       Address of Issuer's Principal Executive Offices:

                                        Wiesbadener St. 17
                                        D-12309 Berlin, Germany

Item 2(a)      Name of Person Filing:   Cassidy & Associates,
                                        a sole proprietorship of James M.
                                        Cassidy who has sole voting control.

     (b)       Address of Principal Business or, if none, Residence:

                                        1504 R Street, NW
                                        Washington DC 20009

     (c)       Citizenship:             District of Columbia
                                        Sole proprietorship

     (d)       Title of Class of Securities:    Common Stock

     (e)       CUSIP Number:            003008 109

Item 3.        If statement is filed pursuant to Rule 13d-1(b) or 13d-2(b)
                                        Not applicable

Item 4.        Ownership

     (a)       Amount beneficially owned:                        0 shares (1)
     (b)       Percent of Class:                                 0%

     (c)       Number of Shares as to which such person has:
        (i)   sole power to vote or to direct the vote
                                                                   0
        (ii)  shared power to vote or to direct the vote           0
        (iii) sole power to dispose or to direct the
                disposition of                                     0
        (iv) shared power to dispose or to direct the
               disposition of                                      0

(1)     James M. Cassidy is the sole proprietor of Cassidy &
        Associates and is therefore deemed to be the beneficial owner of the shares of common stock held by it.

Item 5. Ownership of Five Percent or Less of a Class               x

Item 6.  Ownership of More than Five Percent
          on Behalf of Another Person:                        Not applicable

Item 7. Identification and Classification of the Subsidiary
        Which Acquired the Security being Reported on
        By the Parent                                         Not applicable

Item 8. Identification and Classification of Members of the Group

        The group consists of James M. Cassidy, a natural person, Pierce Mill Associates, Inc., a Delaware corporation of which the sole shareholder and director is James M. Cassidy, TPG Capital Corporation, a Delaware coproration of which James
        M. Cassidy is the controlling shareholder and sold director, and Cassidy & Associates, a District of Columbia law firm of which James M. Cassidy is the sole proprietor.

Item 9.  Notice of Dissolution of Group:                      Not applicable

Item 10. Certification:

        By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                   CASSIDY & ASSOCIATES

                                   By /s/ James M. Cassidy
January 18, 2000

                             Schedule 13G                   Part 2, page 7


Item 1(a)      Name of Issuer:             Kurchatov Research Holdings, Ltd.
                                   formerly Aberdeen Acquisition Corporation

     (b)       Address of Issuer's Principal Executive Offices:

                                             Wiesbadener St. 17
                                             D-12309 Berlin, Germany

Item 2(a)      Name of Person Filing:      TPG Capital Corporation

     (b)       Address of Principal Business or, if none, Residence:
                                           1504 R Street, NW
                                           Washington DC 20009

     (c)       Citizenship:                Delaware corporation

     (d)       Title of Class of Securities:  Common Stock

     (e)       CUSIP Number:                003008 109

Item 3.        If statement is filed pursuant to Rule 13d-1(b) or 13d-2(b)
                                            Not applicable

Item 4.        Ownership

     (a)       Amount beneficially owned:                     0 shares (1)
     (b)       Percent of Class:                              0%
     (c)       Number of Shares as to which such person has:

         (i)  sole power to vote or to direct the vote          400,000
        (ii)  shared power to vote or to direct the vote        0
        (iii) sole power to dispose or to direct the
                disposition of                                  400,000
        (iv) shared power to dispose or to direct the
               disposition of                                   0

(1) James M. Cassidy is the controlling shareholder and sole director of TPG Capital Corporation and is therefore deemed to be the beneficial owner of shares of common stock held by it.

Item 5.    Ownership of Five Percent or Less of a Class       X

Item 6.    Ownership of More than Five Percent
           on Behalf of Another Person:                       Not applicable

Item 7.    Identification and Classification of the Subsidiary
           Which Acquired the Security being Reported on
           By the Parent                                      Not applicable

Item 8. Identification and Classification of Members of the Group

        The group consists of James M. Cassidy, a natural person, Pierce Mill Associates, Inc., a Delaware corporation of which the sole shareholder and director is James M. Cassidy, TPG Capital Corporation, a Delaware coproration of which the controlling shareholder and sole director is James M. Cassidy and Cassidy & Associates, a District of Columbia law firm of which James M. Cassidy is the sole proprietor.

Item 9.    Notice of Dissolution of Group:                   Not applicable

Item 10.   Certification:

        By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                   TPG CAPITAL CORPORATION

                                   By /s/  James M. Cassidy, Director

January 18, 2000